Exhibit 21.1


                            Schedule of Subsidiaries



   Name of Organization                    State/Jurisdiction of Incorporation
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Bodisen Holdings, Inc.                     Delaware

Yang Ling Bodisen Biology Science and      People's Republic of China
Technology Development Company Limited